EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                    BERKSHIRE BANK NAMES VETERAN AREA BANKER
              TO LEAD PIONEER VALLEY REGION; THOMAS R. CREED NAMED SVP, REGIONAL COMMERCIAL LENDING EXECUTIVE AND LEADER


WESTFIELD, MA. - April 10, 2008 - Berkshire Hills Bancorp, Inc. (BHLB), the holding company for Berkshire Bank and Michael J. Oleksak, Executive Vice President today announced that Thomas R. Creed has been named to the position of Senior Vice President, Regional Commercial Executive and Leader for its Pioneer Valley, Massachusetts region. Mr. Creed will assume these responsibilities from Mr. Oleksak, who was promoted to Executive Vice President in 2007.

Mr. Creed will be responsible for leading the commercial lending and banking operations in the region. Mr. Oleksak who has been the acting Pioneer Valley Regional leader, in addition to his responsibilities at the corporate level, will transition the Pioneer Valley leadership role to Creed. "The Pioneer Valley remains an integral part of the Berkshire Bank family and I am very pleased that Tom will become our regional leader here as well as a key member of our senior management team", stated Oleksak.

Prior to joining Berkshire Bank, Mr. Creed had more than two decades of banking and business experience in our markets. He most recently served as Senior Vice President, Regional Executive for Sovereign Bank. There he was responsible for managing the business and corporate groups in Western Massachusetts and all of Connecticut, and served as the Bank's regional leader in the Greater Springfield area. Mr. Creed has a Bachelor of Arts degree from the University of Vermont. He is very active in civic and non-profit organizations throughout the Greater Springfield area serving on numerous boards and committees including those of the Massachusetts Taxpayer Foundation, Affiliated Chambers of Greater Springfield, Kiwanis Club of Springfield, Springfield YMCA, Springfield Symphony Orchestra, Service League Foundation of Springfield, Regional Employment Board GTR Springfield, and the Holyoke Redevelopment Authority.

Mr. Creed will be located at Berkshire's Pioneer Valley Regional Headquarters at 31 Court Street, Westfield, Massachusetts. Berkshire operates ten bank branches and five insurance offices in its Pioneer Valley region. Mr. Creed will head a team of exciting commercial lenders, who currently serve this market, which includes Greater Springfield and the Connecticut River Valley.

Michael Oleksak commented, "Tom Creed is a well-respected, seasoned banker. Adding such a high-caliber individual to our senior management team is a natural progression in our growth and commitment as a top-tier, regional financial services company with local decision-making. We are very optimistic about the region and are excited that Tom will lead our efforts there. We are committed to growing our franchise and demonstrating our commitment in the Pioneer Valley, Northern Connecticut and the surrounding areas. Tom is supervising a great group of commercial and residential lenders and their staffs, and branch personnel. Under his leadership, we intend to continue to be an important and reliable member of the communities and provide local management and commercial lending decisions."

Berkshire Bank President and CEO, Michael P. Daly added, "We have seen strong growth in our Pioneer Valley portfolio since we acquired Woronoco Savings in 2005. Mike Oleksak is now providing direction for all of our commercial banking activities throughout our three state franchise. As the only locally headquarted regional bank, we are well positioned to serve the Pioneer Valley, and we are pleased that Tom Creed is joining us as the new leader for this region. Despite all of the financial news coming from Wall Street, it is business as usual here in our local communities. We continue to be optimistic and are proud to participate in our region's growth."

Berkshire Hills Bancorp is a regional financial services company with assets of approximately $2.5 billion. Headquartered in Pittsfield, Massachusetts, it is the parent of Berkshire Bank - AMERICA'S MOST EXCITING BANKSM. Berkshire provides business and consumer banking, insurance, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.
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Media Contact:  Elizabeth A. Mach
                AVP/Marketing Officer
                (413) 445-8390
                emach@berkshirebank.com